OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

KAYDON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

KAYDON CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ann Arbor, Michigan
April 4, 2005
To Our Shareholders:
     The 2005 Annual Meeting of shareholders of Kaydon Corporation will be held at the Courtyard by Marriott Hotel, Ann Arbor, Michigan on Friday, May 6, 2005, at 11:00 a.m. for the following purposes:

(1) to elect a Board of Directors for a term of one year;

(2) to ratify the appointment of the Company’s independent registered public accountants for 2005; and

(3) to transact such other business as may properly come before the meeting and any adjournment thereof.
     Shareholders of record at the close of business on Friday, March 11, 2005, are entitled to notice of and to vote at the meeting.
By Order of the Board of Directors

JOHN F. BROCCI	BRIAN P. CAMPBELL
Secretary	Chairman of the Board
     THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY
     You can help avoid the necessity and expense of sending a follow-up letter by the prompt completion and return of the enclosed proxy whether or not you expect to attend the Annual Meeting of shareholders. For your convenience, there is enclosed a self-addressed envelope requiring no postage if mailed in the United States.

PROXY STATEMENT
GENERAL INFORMATION
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS
EXECUTIVE COMPENSATION MATTERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
PROPOSALS BY HOLDERS OF COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER ITEMS OF BUSINESS

KAYDON CORPORATION
315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108

ANNUAL MEETING OF SHAREHOLDERS
To be held on May 6, 2005

PROXY STATEMENT

GENERAL INFORMATION
      The Annual Meeting of shareholders of Kaydon Corporation (“Kaydon” or the “Company”) will be held on Friday, May 6, 2005, at the Courtyard by Marriott Hotel, 3205 Boardwalk St., Ann Arbor, Michigan at 11:00 a.m. for the purposes set forth in the accompanying notice. This statement is furnished in connection with the solicitation by Kaydon’s Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. This statement and the accompanying form of proxy are first being distributed to shareholders on or about April 4, 2005. Kaydon will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Kaydon has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares, and Kaydon has agreed to reimburse them for their expenses in so doing. In addition to the use of the mails, certain officers, directors and regular employees of Kaydon, at no additional compensation, may request the return of proxies by personal interview or by telephone.
Quorum and Vote Requirements
      Each share of common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting.
      Participants in the Kaydon Corporation Employee Stock Ownership and Thrift Plan and the Electro-Tec Corporation Employee Retirement Benefit Plan will receive separate voting instruction cards covering the shares held for participants in those plans. Voting instruction cards must be returned or the shares will not be voted by the trustee.
      For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by broker non-votes (as defined below) will be counted as present and entitled to vote and will count towards determining a quorum.
      Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.
      If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Kaydon, or by attending the Annual Meeting and voting in person.
      Votes will be tabulated by a representative of The Bank of New York, who will act as Inspector of Election.
      Directors are elected by a plurality of votes validly cast in person or by proxy at any meeting at which a quorum is present. Shares represented by proxies that are marked “withhold authority” with respect to the election of one or more nominees as Directors will not be counted in determining whether a plurality of votes was obtained in such matters. If no directions are given and the signed card is returned, the members named as proxies will vote the shares for the election of all listed nominees for Directors. Where shares are held in the name of a broker and the proxy card is not returned by the shareholder, brokerage firms have the authority to vote your non-voted shares (known as “broker non-votes”) on certain routine matters. The proposal to elect five directors could be treated as a routine matter. Consequently, if the shareholder does not return the proxy card, the brokerage firm may either vote the shares on this routine matter or leave the shares unvoted. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned their completed proxy cards, and for those returned, but abstained from voting, those shares will not be included in the vote totals and will have no effect on the vote.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Number of Shares Outstanding, Record Date and List of Shareholders
      Only shareholders of record at the close of business on Friday, March 11, 2005, are entitled to notice of and to vote at the Annual Meeting. At the close of business on such date there were 28,218,432 shares of common stock of Kaydon outstanding and eligible to vote. A list of shareholders will be available for examination by shareholders at the Annual Meeting in accordance with the Delaware General Corporation Law.
Common Stock Ownership
      The following table sets forth information as of December 31, 2004, concerning the only persons known to Kaydon to be the beneficial owners of more than 5% of Kaydon’s issued and outstanding common stock:

		Percentage of Issued
Name and Address	Amount and Nature of	and Outstanding
of Beneficial Owner	Beneficial Ownership	Common stock

Cramer Rosenthal McGlynn, LLC(1)	2,122,352	7.5%
520 Madison Avenue New York, New York 10022
Mac-Per-Wolf Company(2)	1,689,230	6.0%
310 S. Michigan Ave., Suite 2600 Chicago, IL 60604
Fenimore Asset Management, Inc.(3)	1,564,764	5.5%
384 N. Grand Street P.O. Box 310 Cobleskill, NY 12043
Babson Capital Management LLC(4)	1,456,850	5.1%
One Memorial Drive Cambridge, Massachusetts 02142

(1)	Based upon its statement on a Schedule 13G filed with the SEC on January 22, 2005, Cramer Rosenthal McGlynn, LLC has sole voting power over 1,197,958 shares, shared voting power over 836,244 shares and sole dispositive power over 1,231,400 shares and shared dispositive power over 890,952 shares.

(2)	Based upon its statement on a joint Schedule 13G filed with the SEC on, January 31, 2005 by Mac-Per-Wolf Company, Perkins, Wolf, McDonnell and Company, LLC furnishes investment advice to various investment companies and to individuals and institutional clients, collectively referred to herein as “Managed Portfolios.” Janus Small Cap Value Fund is one of the Managed Portfolios to which Perkins, Wolf, McDonnell and Company, LLC provides investment advice. Janus Small Cap Value Fund has sole voting and dispositive power with respect to 1,200,000 shares, representing 4.3% of the common stock outstanding.

(3)	Based upon its statement on a Schedule 13G filed with the SEC on February 4, 2005, Fenimore Asset Management, Inc. has sole voting and dispositive power over 1,564,764 shares.

(4)	Based upon its statement on a Schedule 13G filed with the SEC on January 28, 2005, Babson Capital Management LLC has sole voting and dispositive power over 1,456,850 shares.
      The following table presents information regarding beneficial ownership of Kaydon’s common stock by each member of the Board of Directors, the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) and all Directors and executive officers of the Company as a group as of March 11, 2005. Except as noted below each person exercises sole voting and investment power with respect to such shares.

	Amount and Nature of
	Beneficial Ownership		Percentage
Name and Address	of Common Stock(1)		Owned

David A. Brandon	3,700		*
30 Frank Lloyd Wright Drive Ann Arbor, MI 48106
Gerald J. Breen	59,203		*
8271 Bavaria Road Macedonia, Ohio 44056
Brian P. Campbell**	319,300	(2)	1.1%
James O’Leary	0		*
1000 Abernathy Rd Suite 1200 Atlanta, GA 39328
Thomas C. Sullivan	26,957		*
2628 Pearl Road Medina, Ohio 44258
B. Joseph White	16,250		*
506 S. Wright Urbana, IL 61801
John F. Brocci**	92,185		*
Kenneth W. Crawford**	51,381		*
Peter C. DeChants**	40,000		*
John R. Emling**	70,084		*

All executive officers and directors as a group (11 people)	687,585		2.47%

*	Less than one percent.

**	Address is 315 East Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108

(1)	Includes (a) unvested restricted shares awarded under the Company’s 1999 Long-Term Stock Inventive Plan subject to possible forfeiture (106,150 shares for Mr. Campbell; 29,000 shares for Mr. Brocci; 31,050 shares for Mr. Crawford; 30,000 shares for Mr. DeChants; and 45,788 shares for Mr. Emling; totaling 253,963 shares for all executive officers of the Company as a group); (b) unvested restricted shares awarded under the Company’s 2003 Non-Employee Directors Equity Plan subject to possible forfeiture (800 shares for Mr. Brandon and 1,400 shares each for Messrs: Breen, Sullivan and White; totaling 5,000 shares for all directors as a group); (c) shares which may be acquired on or before May 10, 2005 upon the exercise of stock options issued under the Company’s stock option plans (700 shares for Mr. Brandon; 20,850 shares for Mr. Breen; 13,350 shares for Mr. Sullivan; and 13,350 shares for Mr. White; totaling 48,250 shares for all directors and executive officers of the Company as a group); and (d) shares held in their accounts in the Kaydon Corporation Employee Stock Ownership and Thrift Plan (300 shares for Mr. Crawford; and 604 shares for Mr. Emling). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(2)	Includes 2,000 shares owned by a trust as to which Mr. Campbell disclaims beneficial ownership.

PROPOSAL 1 — ELECTION OF DIRECTORS
      The persons designated as proxies in the accompanying proxy have been selected by the Board of Directors of Kaydon and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Kaydon, unless instructed otherwise, each to serve until the Annual Meeting of shareholders next succeeding their election and until their successors have been duly elected and qualified.
      If for any reason any of the following nominees is not a candidate when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominee if one is designated by the Board of Directors. Information concerning the nominees is set forth below.
      Each of the nominees other than Mr. O’Leary is a Director standing for re-election. Mr. O’Leary was recommended by Mr. Sullivan, evaluated and interviewed by the Corporate Governance and Nominating Committee and approved by the full Board.
Name and Age of Nominees

David A. Brandon (52)	Mr. Brandon has been Chairman and Chief Executive Officer of Domino’s Pizza, Inc., a company in the business of franchising and operating retail pizza delivery stores and food distribution, since March 1999. Prior to that, Mr. Brandon was President and Chief Executive Officer of Valassis Communications, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis Communications, Inc. from 1997 to 1998. Mr. Brandon is a Director of Domino’s Pizza, Inc., Burger King Corporation and TJX Companies, and is also a Regent of the University of Michigan. He has been a Director of Kaydon since February 2004. Mr. Brandon is Chairman of the Compensation Committee and is a member of the Audit Committee and the Corporate Governance and Nominating Committee of the Board of Directors.

Brian P. Campbell (64)	Mr. Campbell has been President and Chief Executive Officer of Kaydon Corporation since September 1998 and Chairman of the Board since April 1999. Prior to that Mr. Campbell was founder and President of TriMas Corporation from May 1986 to January 1998, and from January 1998 to September 1998, President and Co-Chief Operating Officer of MascoTech, Inc. Mr. Campbell is a Director of Arbor Bancorp, Inc. He has been a Director of Kaydon since September 1995.

James O’Leary (42)	Mr. O’Leary has been the Executive Vice President and Chief Financial Officer of Beazer Homes USA, Inc., a company in the business of home building since August 2003. Prior to that Mr. O’Leary was the Chairman and CEO of the LCA Group, Inc, a global lighting subsidiary of U.S. Industries, Inc. from 2000 to 2002. He also served as Executive Vice President of U.S. Industries, Inc. from 1999 to 2002, Senior Vice President and Chief Financial Officer from 1998 to 1999 and Vice President and Corporate Controller from 1995 to 1998. Mr. O’Leary has been a Director of Kaydon since March 2005.

Thomas C. Sullivan (67)	Mr. Sullivan has been Chairman of RPM, Inc. since October 2002. Prior to that he served as the Chairman and Chief Executive Officer of RPM, Inc. since 1971 and has served as a Director of RPM, Inc. since 1963. RPM, Inc. manufactures and sells consumer and industrial coatings. Mr. Sullivan also serves on the Board of Directors of Agilysys Inc. and Huffy Corporation. He has been a Director of Kaydon since September 1998. Mr. Sullivan is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee and the Compensation Committee of the Board of Directors.

B. Joseph White (57)	Mr. White is President of the University of Illinois. He is Dean Emeritus and Professor Emeritus (Business Administration) of the University of Michigan. Mr. White is a Trustee of Equity Residential, Inc. He is a Director of Kelly Services, Inc. and Gordon Food Service, Inc. He has been a Director of Kaydon since April 1999. Mr. White is Chairman of the Audit Committee and a member of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board of Directors.
      In appreciation. Gerald J. Breen, who served as a Director from January 1992, will be leaving the Board. Kaydon Corporation and the Board of Directors wishes to express its appreciation to Mr. Breen for the thirteen years he served so faithfully as a Director of Kaydon. Jerry’s diligence, insights, counsel and perspectives contributed greatly to the function of the Board and the operation of the Company.
      The Board of Directors recommends a vote FOR the election of the persons named above as Directors of the Corporation.
Director Compensation
      Directors who are not employees of Kaydon are paid an annual retainer of $35,000 and meeting fees of $2,500 for attending regular meetings of the Board of Directors, $500 for telephonic meetings of the Board, and Committee members, including the Chairman, each receive $1,000 per Committee meeting for attending meetings of the Audit, Compensation or Corporate Governance and Nominating Committees. The Chairman of the Audit Committee is paid an annual fee of $10,000 and Chairmen of the Compensation and Corporate Governance and Nominating Committees are each paid an annual fee of $5,000. Directors are also entitled to reimbursement of reasonable travel expense associated with Board and Committee meetings. Non-Employee Directors do not participate in the Company’s health or pension plans.
      In addition, Non-Employee Directors are eligible to receive options to purchase shares of common stock and shares of restricted stock pursuant to the Kaydon Corporation 2003 Non-Employee Directors Equity Plan (the “2003 Directors Plan”).
      The 2003 Directors Plan provides that each person who is first appointed as a Non-Employee Director within six months after an annual meeting of shareholders will be granted an option to purchase 5,000 shares of common stock on the date of appointment.
      The 2003 Directors Plan also provides on the day after each annual meeting of shareholders, each Non-Employee Director in office on that date will be granted an option to purchase 3,500 shares of common stock and 1,000 shares of restricted stock. Options granted under the 2003 Directors Plan will have an exercise price equal to the fair market value per share of common stock of the Company (i.e., the closing price for common stock on the NYSE) on the day of the grant. On each anniversary of the date of grant, an option will become exercisable with respect to 20% of shares covered by the option, so that on the fifth anniversary of the grant an option will be fully exercisable. All options must be exercised within ten years after the date of the grant. With respect to the restricted stock issued under the 2003 Directors Plan, on each January 5th after restricted shares are granted, the restrictions will lapse as to 20% of the shares previously granted, so that on the fifth such January 5th following the grant of restricted shares, all shares covered by the grant will be free of restrictions. In May 2004, each Non-Employee Director at that time was awarded the annual option to purchase 3,500 shares of Company common stock for $26.19 per share and the annual restricted stock grant of 1,000 shares of Company common stock. The 2003 Directors Plan expires by its terms on April 30, 2013.
      Under the provisions of the Non-Employee Directors Deferred Compensation Plan a non-employee director may elect to defer payment of all or a part of the cash compensation to be received as a director. Deferred compensation may be credited to an interest bearing account or Kaydon Corporation common stock “phantom” stock account. Payments under the Deferred Compensation Plan commence when a participant ceases to be a director or at a future date elected by the director.
Director Independence
      During March 2005 the Board undertook its annual review of director independence based on the listing standards established by the New York Stock Exchange (“NYSE”). Under the NYSE rules, a director qualifies as independent upon the Board affirmatively determining that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company has adopted categorical standards to assist it in making determinations of independence. Under these standards, no director will be considered not independent solely as a result of either of the following relationships:

•	If the director is a partner, shareholder or otherwise is an equity-holder of an entity with which the Company does business, so long as purchases or sales of goods and services from or to the Company do not exceed 1% of the annual revenues of the Company or the other entity; or

•	If the director serves as an officer or director of a charitable organization to which the Company makes a donation, so long as the aggregate annual donations by the Company do not exceed 1% of that organization’s annual charitable receipts.
      In addition, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.
      Based on this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the NYSE standards, with the exception of Mr. Campbell. Mr. Campbell is considered a non-independent director because of his employment as a senior executive of the Company.
Board Committees
      The Board of Directors has appointed an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The Board of Directors and each Committee of the Board of Directors individually has the authority to retain outside advisers including consultants, accountants and legal counsel as needed.
      The Charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee may be accessed on the Company’s Web site at www.kaydon.com. A copy of any one or all of the Charters may also be attained without charge by writing to the Secretary, Kaydon Corporation, 315 E. Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108.
      Audit Committee. Kaydon’s Audit Committee consists of three Directors: B. Joseph White (Chairman), David A. Brandon and Thomas C. Sullivan. All of these members of the Audit Committee are independent as such term is defined under the current standards of the NYSE. The Audit Committee operates pursuant to a written charter which was reviewed and approved by the Board of Directors on December 10, 2004, as amended.

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its reasonable oversight of the Company’s:

•	Financial reporting processes, financial reports and other financial information;

•	Financial statement integrity;

•	Internal and independent audit activities;

•	Compliance with legal and regulatory requirements;

•	System of internal controls; and,

•	Independent auditor’s qualifications and independence.
      The Board of Directors has determined that each of the members of the Audit Committee is financially literate and possesses related financial management expertise within the listing standards of the NYSE. The Board has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined in the applicable SEC rules.
      See “Audit Committee Report” on page 18 of this Proxy Statement for additional information.
      Compensation Committee. Kaydon’s Compensation Committee consists of three Directors: David A. Brandon (Chairman), Thomas C. Sullivan and B. Joseph White. All members of the Compensation Committee are independent as such term is defined under the current listing standards of the NYSE. The Compensation Committee operates pursuant to a written charter which was reviewed and approved by the Board of Directors on December 10, 2004, as amended. The primary function of the Compensation Committee is to assist the Board of Directors in fulfilling its reasonable oversight of the Company’s compensation arrangements including:

•	Selection, retention and compensation of elected officers and other key employees;

•	Interpreting and/or amending the Company’s 1999 Long Term Stock Incentive Plan;

•	Considering and approving where required, major changes in compensation, benefits and/or retirement plans; and

•	Determining and approving the Chief Executive Officer’s compensation.
      See “Compensation Matters — Compensation Committee Report on Executive Compensation” on page 13 of this Proxy Statement for additional information.
      Corporate Governance and Nominating Committee. Kaydon’s Corporate Governance and Nominating Committee (“Governance Committee”) consists of three Directors: Thomas C. Sullivan (Chairman), David A. Brandon and B. Joseph White. All members of the Governance Committee are independent as such term is defined under the current listing standards of the NYSE. The Governance Committee operates pursuant to a written charter which was reviewed and approved by the Board of Directors on December 10, 2004, as amended.
      The primary function of the Governance and Nominating Committee is to assist the Board of Directors in fulfilling its reasonable oversight of the Company’s nominating and governance procedures including:

•	Identifying and recommending nominees for the Company’s Board of Directors;

•	Recommending to shareholders candidates for election or re-election to the Board of Directors at the annual meeting;

•	Annually evaluating and reviewing the performance of the Board of Directors;

•	Reviewing and considering succession plans at the CEO and other senior officer levels;

•	Assessing the independence of the members of the board and its committees; and

•	Reviewing and pre-approving any outside directorship held by senior company officials.

      The Governance Committee considers candidates for Board membership based on recommendations received from Board members, management and shareholders. Prospective nominees are considered based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the qualifications and standards established by the Governance Committee. The initial determination will be based on information provided to the Governance Committee with the recommendation, the Governance Committee’s own knowledge of the prospective candidate, and possible inquiries to persons familiar with the qualifications of the prospective candidate.
      If the Governance Committee determines, in consultation with the Board as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Governance Committee evaluates the prospective nominee against the qualifications and standards adopted by the Governance Committee, including:

•	Ability to represent the interests of the shareholders of the Company;

•	Qualities and standards of integrity, commitment and independence of thought and judgment;

•	Broad range of business experiences consistent with the Company’s diversified businesses;

•	Ability to dedicate sufficient time, energy and attention to service as a director; and

•	Contribution to the range of talent, skill and expertise appropriate for the Board.
      The Governance Committee, in its judgment, also considers such other relevant factors, including the current composition of the Board, the need for specific functional expertise and the evaluations of other prospective nominees. Further, the Governance Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates.
      In connection with this evaluation, the Governance Committee determines whether one or more members of the Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Governance Committee recommends to the full Board the person(s) to be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.
      Shareholder Communication. Shareholders and other interested parties may communicate with Non-Employee Directors individually or as a group by submitting comments or questions in writing to the Company’s outside counsel, Mr. Paul Rentenbach, Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243. Mr. Rentenbach will forward all such communications to the Non-Employee Directors without screening or editing.
Meeting Attendance
      During 2004, Kaydon’s Board of Directors met six times for regular meetings and one time for a special telephonic meeting; the Audit Committee met six times (each of the meetings involved the independent auditors); the Compensation Committee met seven times; and the Corporate Governance and Nominating Committee met three times during the year. The Non-Employee Directors met six times in 2004 without management present. Except for Mr. Breen who was unable to participate in all but one of the Board of Directors or Committee meetings in 2004 due to an incapacitating illness, all other members of the Board attended at least 75% of the Board meetings and each member of a Board Committee attended at least 75% of the meetings of each Committee on which he served.
      The Board of Directors has determined that the Company’s policy regarding Director attendance at the Company’s annual meeting of shareholders is that Directors are expected to attend in person absent compelling business or personal conflicts which prevent attendance. All members of the Board of Directors, except Mr. Breen, attended the May 2004 Annual Shareholders Meeting.
      The Board maintains a position of presiding director, whose sole responsibility is to chair the periodic sessions of the Board in which management directors and other members of management are not present. The procedure adopted by the Board to select the presiding director for these sessions is to rotate the chairmanship among the individual chairs of the committees of the Board.
Equity Compensation Plan Information
      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2004, including Kaydon’s 1999 Long-Term Stock Incentive Plan, 1993 Non-Employee Directors Stock Option Plan, the 2003 Non-Employee Directors Equity Plan and the Director Deferred Compensation Plan.

	Equity Compensation Plan Information

	(A)		(B)	(C)
				Number of securities
	Number of securities			remaining available for
	to be issued upon		Weighted average	future issuance under equity
	exercise of outstanding		exercise price of	compensation plans
	options, warrants		outstanding options,	(excluding securities reflected
Plan Category	and rights		warrants and rights	in column (A))

Equity compensation plans approved by shareholders	138,500	(1)	$24.06	3,709,613	(3)
Equity compensation plans not approved by shareholders(2)	12,960		n/a	n/a

Total	151,460			3,709,613

(1)	Includes only options outstanding under Kaydon’s 1999 Long-Term Stock Incentive Plan, the 1993 Non-Employee Directors Stock Option Plan and the 2003 Non-Employee Directors Equity Plan as no warrants or rights were outstanding as of December 31, 2004.

(2)	Includes shares of Kaydon common stock pursuant to phantom stock units outstanding under Kaydon’s Director Deferred Compensation Plan. This Plan is the only equity plan that has not been approved by shareholders and provides a vehicle for a director to defer compensation and acquire Kaydon common stock. The amount shown in column (A) above assumes these Directors elect to receive their deferred compensation in shares of Kaydon common stock. The number of shares reserved for issuance under this plan is not limited in amount, other than by the dollar value of the non-employee Directors’ annual compensation.

(3)	Includes shares available for issuance under Kaydon’s 1999 Long-Term Stock Incentive Plan which allows for the granting of stock options, stock appreciation rights and for awards of restricted stock, restricted stock units and stock-based performance awards to employees of and consultants to the Company and shares available for issuance under the 2003 Non-Employee Directors Equity Plan which allows for the granting of stock options and for awards of restricted stock.

Note: The Company’s practice is to purchase shares on the open market for issuance under its various equity plans thus minimizing any dilutive effect of such plans.
PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS
      In accordance with its charter, the Audit Committee has selected Ernst & Young LLP independent registered public accountants to audit the Company’s consolidated financial statements for fiscal 2005. Ernst & Young LLP served as the Company’s independent auditors for both fiscal 2004 and 2003. The Audit Committee is asking the stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.
      In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

      The Audit Committee has approved all services provided by Ernst & Young LLP. A member of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from shareholders.
      The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Ernst & Young LLP.
      The Board of Directors and the Audit Committee Recommends a Vote FOR the ratification of the appointment of Ernst & Young LLP as Independent Registered Public Accountants for Kaydon Corporation for the fiscal year ending December 31, 2005.

EXECUTIVE COMPENSATION MATTERS
Summary Compensation Table

					Long-term
					Compensation
					Awards
		Annual Compensation
					Restricted
Name and		Annual		Other Annual	Stock	All Other
Principal Position	Year	Salary(2)	Bonus(3)	Compensation(4)	Awards(5)	Compensation(6)

Brian P. Campbell,	2004	$700,000	$420,000	$0	$1,003,450	$5,302
Chairman, President	2003	600,000	0	0	470,000	4,012
and Chief Executive	2002	600,000	0	0	365,100	3,137
Officer
John R. Emling	2004	$305,000	183,000	0	424,350	13,564
Senior Vice President	2003	265,000	0	236,524	150,400	1,879
Operations	2002	262,500	0	81,328	121,700	10,882
Peter C. DeChants(1)	2004	270,000	162,000	0	282,900	1,058
Vice President, Corporate	2003	270,000	0	0	188,000	2,411
Development & Treasurer	2002	82,038	0	0	243,400	781
Kenneth W. Crawford	2004	185,000	111,000	0	282,900	1,135
Vice President and	2003	176,000	0	0	150,400	1,719
Corporate Controller	2002	174,269	0	0	121,700	1,562
John F. Brocci	2004	187,400	112,440	0	282,900	2,321
Vice President,	2003	178,000	0	0	103,400	2,136
Administration and	2002	177,077	0	0	73,020	3,906
Secretary

(1)	Mr. DeChants began his employment in September 2002.

(2)	Includes deferrals into the Company’s 401(k) plan.

(3)	For presentation purposes, bonuses are shown in the year earned, although they are generally paid the following year.

(4)	In accordance with SEC rules, amounts totaling less than $50,000 or 10% of the officers’ annual salary and bonus have been omitted. The amounts shown in this column for Mr. Emling represent reimbursement for relocation expenses incurred and losses realized on the relocation of Mr. Emling’s primary residence, and the federal and state tax liabilities associated with such reimbursement.

(5)	Represents, for each Named Executive Officer, restricted stock awards made under the Company’s 1999 Long-term Stock Incentive Plan. The dollar value of the awards is based on the number of restricted shares awarded and the closing price of the common stock on the NYSE on the date the awards were made. Dividends are paid on all restricted stock. All shares are subject to vesting upon disability or death while employed at Kaydon. For awards made in 2004, 2003 and 2002, the restrictions lapse as to 1/5 of the shares awarded each year. The Three-Year History of the number of shares awarded each year and the Aggregate Number of Restricted Shares held as of December 31, 2004 by the Named Executive Officers, and the value of those shares as of December 31, 2004, based upon the closing price of the common stock on the NYSE on that date, are as follows: Mr. Campbell was granted 15,000 shares in February 2002, 25,000 shares in March 2003, and 35,000 shares in August 2004, and has a total of 64,000 unvested shares valued at $2,113,280; Mr. Emling was granted 5,000 shares in February 2002, 8,000 shares in March 2003, and 15,000 shares in February 2004, and has a total of 24,400 unvested shares valued at $805,688; Mr. DeChants was granted 10,000 shares in October 2002, 10,000 shares in March 2003 and 10,000 shares in February 2004, and has a total of 26,000 unvested shares valued at $858,520; Mr. Crawford was granted 5,000 shares in February 2002, 8,000 shares in March 2003 and 10,000 shares in February 2004, and has a total of 19,400 unvested shares valued at $640,588; and Mr. Brocci was granted, 3,000 shares in February 2002, 5,500 shares in March 2003 and 10,000 shares in February 2004, and has a total of 16,200 unvested shares valued at $534,924.

(6)	Includes healthcare expense reimbursements under a Kaydon plan for certain executive officers and for presentation purposes in this table are shown as being reimbursed in the same year the expense was incurred.

Change-In-Control Compensation Agreements
      Kaydon has entered into Change-in-Control Compensation Agreements with certain selected executives, including Messrs. Campbell, Emling, DeChants, Crawford and Brocci. The Change-in-Control Compensation Agreements provide that in the event of (i) the termination by Kaydon of the officer’s employment within three years after a Change-in-Control (as defined in the agreement) of the Company (except for reasons of retirement, death, disability or cause), or (ii) the termination by the officer within three years after a Change-in-Control of the Company for specified reasons, such officer will be entitled to termination benefits. The permissible reasons for the officer to terminate his employment and receive termination benefits include a substantial reduction in his duties and responsibilities, a reduction in his compensation or benefits package or the transfer of the officer to a location requiring a change in his residence or a material increase in the amount of travel normally required.
      The termination benefits to which the officer is entitled, which coordinate with benefits provided upon a Change-in-Control under Kaydon’s Supplemental Executive Retirement Plan, include three times annual base salary and target or actual bonus, whichever is higher, at the time of termination, payable in a lump sum payment, and certain other benefits provided in the agreement. None of the benefits would be affected or reduced if the officer were to obtain new employment after his termination by Kaydon. The Change-in-Control Compensation Agreements were approved by the Board of Directors as reasonable termination compensation for the officers in order to encourage management to remain with the Company and to continue to devote full attention to Kaydon’s business in the event of a threatened Change-in-Control of the Company.
Grants of Stock Options or Stock Appreciation Rights
      No grants of stock options were made to the Named Executive Officers during fiscal 2004.
Exercises of Stock Options and Stock Appreciation Rights and Holdings
      There were no stock options or stock appreciation rights exercised by the Named Executive Officers during the year ended December 31, 2004.
Retirement Plan
      Kaydon maintains a non-contributory defined benefit retirement plan that provides for normal retirement at age 65 and permits early retirement in certain cases. Benefits are based on years of service and “final average compensation”, which is the average covered compensation for the three highest consecutive calendar years during the ten most recent calendar years.
      Federal regulations require that no more than $205,000 in compensation be considered for the calculation of retirement benefits from the Retirement Plan, the Company’s qualified defined benefit plan, in 2004. The maximum amount paid from a qualified defined benefit plan cannot exceed $165,000 per year as of January 1, 2004. The Company previously adopted the Supplemental Executive Retirement Plan (“SERP”) to address these limitations.
      The SERP is a nonqualified supplemental pension plan for designated executive’s that provides increased benefits that would otherwise be denied because of certain Internal Revenue Code limitations on qualified benefit plans. In general, the SERP provides retirement, early retirement, disability and death benefits based on the benefit formula contained in the Retirement Plan applied to all compensation, reduced by benefits actually provided under the Retirement Plan. In certain cases, additional service credit for purposes of the SERP benefit formula is provided.
      The following table presents information regarding estimated annual benefits payable at the normal retirement age of 65, in the form of a single life annuity, from the Retirement Plan and the SERP if applicable. The amounts shown are not subject to reduction for Social Security benefits but are reduced by any pension payable from other Company plans. A participant may retire as early as age 55, but benefits payable at early retirement are subject to reductions that approximate actuarial values (except that benefits under the SERP are not reduced on retirement at age 62 or later).

Final	Years of Credited Service at Retirement
Average
Compensation(1)	5	10	15	20	25	30 or more

$ 100,000	6,558	13,116	19,673	26,231	32,789	39,347
200,000	14,458	28,916	43,373	57,831	72,289	86,747
300,000	22,358	44,716	67,073	89,431	111,789	134,147
400,000	30,258	60,516	90,773	121,031	151,289	181,547
500,000	38,158	76,316	114,473	152,631	190,789	228,947
600,000	46,058	92,116	138,173	184,231	230,289	276,347
700,000	53,958	107,916	161,873	215,831	269,789	323,747
800,000	61,858	123,716	185,573	247,431	309,289	371,147
900,000	69,758	139,516	209,273	279,031	348,789	418,547
1,000,000	77,658	155,316	232,973	310,631	388,289	465,947

(1)	Final Average Compensation is the average covered compensation for the three highest consecutive calendar years during the ten most recent calendar years.
      Covered compensation is based on salary and annual bonuses as shown in the Summary Compensation Table. Bonuses are included in covered compensation in the year paid rather than the year earned. Prior to January 1, 1997, covered compensation excluded Management Incentive Compensation Plan (“MIC”) payments to the employee during the calendar year in excess of 50% of the employee’s base rate of pay in effect on the December 31 preceding the date of payment. Covered compensation also includes dividends on restricted stock awards (first payable in 2000). Messrs. Crawford, DeChants, and Emling participate in the Retirement Plan but not the SERP, and therefore their covered compensation is limited by the IRS limit for qualified plans ($205,000 for 2004). The other executives listed in the Summary Compensation Table participate in both the Retirement Plan and SERP and there is no limit on their covered compensation.
      With respect to the executive officers listed in the Summary Compensation Table, the credited Years of Service as of December 31, 2004 and the remuneration received during 2004 were, respectively, as follows: Mr. Campbell, 6 years plus 16 future service years under the SERP and $733,137; Mr. Brocci, 16 years plus 14 additional years of credit under the SERP and $199,582; Mr. Crawford, 5 years and $198,030; Mr. DeChants, 2 years and $205,000, and Mr. Emling, 6 years and $205,000. Compensation amounts for Mr. DeChants and Mr. Emling reflect the IRS pay limit.
Compensation Committee Interlocks and Insider Participation
      No executive officer, director or member of the Compensation Committee of the Company had any interlocking relationship which would require disclosure in this Proxy Statement.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee (the “Committee”) ensures that the Company’s compensation philosophy is consistent with the Company’s best interests and is properly implemented. The following is the report of the Compensation Committee for the fiscal year ended December 31, 2004.

      The information contained in the following report shall not be deemed to be “soliciting material” nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
      The Compensation Committee (“Committee”) of the Board of Directors, consisting entirely of independent Directors, approves all of the policies under which compensation is paid or awarded to Named Executive Officers. The following is the report of the Committee for the fiscal year ended December 31, 2004.
Compensation Policy
      The Committee believes that its principal responsibility is to incent and reward performance that will lead to the long-term enhancement of shareholder value. To accomplish this, the Company’s basic compensation program for Named Executive Officers consists of: a base annual salary; an annual incentive opportunity; and long-term financial performance awards (which may take the form of restricted stock grants, stock options, stock appreciation rights, and other equity type awards). Through this program the Committee believes the Company will continue to attract, retain and motivate a high level of leadership and performance which is fully aligned with the success of the Company and in the best interests of its shareholders.
      Key factors the Committee weighs include the nature and scope of the Named Executive Officer’s responsibilities, effectiveness in leading initiatives to increase shareholder value, productivity and growth, the compensation practices and competitive environment for executive talent, general economic conditions and outlook, the Company’s operating and financial performance, and the fostering of a culture of integrity and compliance with applicable law and Company ethics policies. Based upon all factors it considers relevant, the Compensation Committee exercises discretionary judgment (not rigid guidelines or formulas) in determining Named Executive Officer total compensation.
Base Salary
      Each Named Executive Officer’s base pay is determined by an assessment of the person’s sustained performance against his or her job responsibilities, including, where appropriate, the impact of such performance on the business results of the Company, current salary in relation to the salary range designated for the job and experience and mastery of the job.
Annual Incentive
      In 2004, the Committee exercised its discretionary judgment in awarding cash bonuses to Named Executive Officers. The Committee considered such Company performance factors as sales revenues, earnings per share, earnings before interest and taxes, cash flow returns, return on capital employed and other factors it considered relevant.
      In 2005, the Committee has established an Executive Management Bonus Program. Under the terms of the Program, following the Company’s annual/ strategic planning process, the Committee establishes an Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) target or performance goal for the Company for the upcoming fiscal year. Designated Executive Officers have a cash bonus opportunity of up to 60% of their base annual salary if 100% of the EBITDA target is achieved, earn no bonus if achievement is 80% or less of target, and may earn up to 100% of the individual’s base annual salary if the Company’s EBITDA target is exceeded by 15%. The Committee may also grant a cash bonus of up to 25% of the individual’s base salary which could be in addition to or in lieu of any bonus payment made/not made pursuant to the EBITDA goal formula. The amounts available to Executive Officers if goals are achieved may be reduced by the Committee based upon the Committees’ overall assessment of business results and individual performance.
Long-Term Equity Incentive Program
      The shareholder approved Kaydon Corporation 1999 Long-Term Stock Incentive Plan (“Plan”) provides for the grant of stock options, restricted stock awards and other types of equity awards for Named Executive

Officers, other executives and key managers. The objectives of the Plan are to align management and shareholder long-term interests by creating a strong and direct long-term relationship between executive compensation and shareholder returns. The Committee strongly believes that by providing those individuals who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company common stock, the best interests of shareholders, Named Executive Officers and key managers will be more closely aligned. The Committee generally vests equity incentives over periods of between five and ten years which increases the long-term aspect of these awards. As a result of the extended vesting schedule, the dollar value of these stock-based incentives can appreciate to substantial amounts since there is a longer time period for the Company stock price to appreciate. Further, the Committee believes that the extended vesting of equity incentives also promotes retention and spreads compensation expense over a longer term.
      The Board of Directors has authorized the purchase of shares of Kaydon common stock in the open market sufficient to provide for all equity incentives awarded so that the expense related to these awards is more consistent and less variable, and also to avoid any earnings per share dilution resulting from these awards. This expense is amortized over the vesting period of the equity incentive. Because the Company’s tax deduction is based on the fair market value at the time restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company common stock.
      The Committee has the authority to: establish rules for the administration of the Plan; select those individuals to whom awards are granted; determine types of awards and the number of shares covered by such awards; set the terms and conditions of such awards; and cancel, suspend or amend awards.
      Generally, the Committee reviews long-term equity incentives twice each year. During 2004, the Committee approved restricted stock grants which vest over five years totaling 131,285 shares to 56 employees and restricted stock phantom shares which vest over five years totaling 7,385 shares to 9 non-U.S. employees. A phantom share pursuant to the Plan represents the right to receive an amount (paid in the currency of the recipients domicile) equal to the fair market value of one share of Kaydon common stock at the time the award vests and/or meets any performance conditions of the grant.
CEO Compensation — Brian P. Campbell
      Brian P. Campbell is the President and Chief Executive Officer of Kaydon Corporation. He has held these positions since September 1998. Mr. Campbell is also Chairman of the Board of Directors and Chief Financial Officer of the Company. Since his employment with the Company in September 1998 and through 2003, at his request, Mr. Campbell’s annual salary remained fixed at $600,000. Although Mr. Campbell received a $250,000 bonus in 1998 as part of his employment agreement with the Company, he did not receive subsequent bonus compensation until 2004.
      In 2004, the Committee exercised its discretionary judgment in determining Mr. Campbell’s base salary. The Committee considered Mr. Campbell’s performance and leadership contributions to the Company, including the Company’s operating and financial performance, resolution of legacy issues (including the successful conclusion of the so-called “Transaction Lawsuit”), and strategic growth, profitability, and financing initiatives.

•	Base Salary — For 2004, the Committee increased Mr. Campbell’s base pay from $600,000 to $700,000.

•	Incentive Compensation — Mr. Campbell received a $420,000 bonus for 2004.

•	Long-term Stock Incentives — Mr. Campbell received a restricted stock award of 35,000 shares in 2004.

Committee Policy Regarding Compliance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”)
      Section 162(m) of the Code, establishes a limit on the deductibility of annual compensation for the Executive Officers named in this proxy that exceeds $1 million per year unless such pay is pursuant to qualifying performance-based plans approved by the shareholders of the Company. Compensation as defined includes, among other things, base salary, incentive compensation and gains on stock options, restricted stock, and other transactions under Kaydon’s 1999 Long-term Stock Incentive Plan.
      The Committee establishes individual executive compensation based primarily upon the Company’s performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Committee will continue to consider ways to maximize deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate Executive Officers in a manner commensurate with the performance of Kaydon, the competitive environment, and the best interests of the Company and its shareholders.

Compensation Committee:

David A. Brandon (Chairman) Thomas C. Sullivan B. Joseph White

PERFORMANCE GRAPH
      In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by Kaydon. Kaydon has selected Standard & Poor’s 500 Stock Composite (“S&P 500”) Index for the broad equity index and the Value Line Diversified Manufacturing Index as an industry standard for the five year period commencing January 1, 2000 and ending on December 31, 2004.
      The information contained in this graph shall not be deemed to be “soliciting material” nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

	1999	2000	2001	2002	2003	2004
KAYDON CORPORATION	$100.00	$94.51	$87.89	$83.89	$104.47	$135.70
Standard & Poor’s 500	100.00	90.90	80.09	62.39	80.29	89.03
Diversified Manufacturing	100.00	123.85	137.95	122.09	189.53	239.35

*	Assumes $100 invested at the close of trading on December 31, 1999, in Kaydon common stock, the S&P 500 Index and the Value Line Diversified Manufacturing Index (published by Value Line, Inc). Total return assumes reinvestment of dividends.

Certain Relationships and Related Party Transactions
      There are no relationships or related party transactions requiring disclosure under applicable Securities and Exchange Commission rules.
AUDIT COMMITTEE REPORT
      The following is the report of the Audit Committee (the “Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2004, which include the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2004 and 2003, and related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
      In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. Further the Committee reviewed and discussed with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance. During fiscal 2004, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee.
      The Committee also discussed with management, the internal audit staff and the independent auditors the quality and adequacy of the Company’s internal controls; estimates, reserves and accruals; quality of earnings; suitability of accounting principles; highly judgmental areas; audit adjustments whether recorded or not; status of pending litigation; taxation matters; and other areas of oversight to the financial reporting and audit process that the Committee believed appropriate. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.
      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, and, with and without management present, discussed and reviewed the results of the independent auditors examination of the financial statements.
      The Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2004. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.
      Based on the above-mentioned reviews and discussions with management, the internal audit staff and the independent auditors, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Fee Summary
      Fees for professional services provided by our independent auditors in each of the last two years, in each of the following categories are:

	2004	2003
	Ernst &	Ernst &
	Young LLP	Young LLP

Audit Fees	$1,439,400	$543,400
Audit-Related Fees	59,500	64,600
Tax Fees	301,800	180,700
All Other Fees	18,500	3,000
Total Fees	$1,819,200	$791,700
      Audit fees include fees associated with the annual audit, including, in 2004, the audit of internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, statutory audits required internationally, and comfort letters and consents related to filings with the Securities and Exchange Commission. Audit-related fees principally include accounting consultation related to possible acquisitions and financial reporting standards, and employee benefit plan audits. Tax fees include tax compliance, tax advice and tax planning, including international tax services. All other fees include miscellaneous service provided to the Company’s international locations.
Auditor Independence
      The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Ernst & Young LLP’s independence.
      All audit related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policies and Procedures for the Pre-Approval of Audit and Non-Audit Services provide for pre-approval of audit, audit-related, tax and other services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Committee has delegated to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee:

B. Joseph White (Chairman)
David A. Brandon
Thomas C. Sullivan
PROPOSALS BY HOLDERS OF COMMON STOCK
      If any shareholder wishes to have a proposal included in the Company’s proxy statement for the Annual Meeting to be held in 2006, the proposal must be received by the Company by December 5, 2005, which is the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal should be sent to the Secretary of the Company at its Executive Offices in Ann Arbor, Michigan, and it is recommended that registered or certified mail, return receipt requested, be used.
      In addition, if any shareholder intends to present a proposal for consideration at the Annual Meeting in 2006, in accordance with the procedures set forth in the Company’s By-Laws, prior notice of a shareholder’s intention to present such a proposal must be given to the Company not later than 90 days prior to the first anniversary of the date of the preceding Annual Meeting or February 5, 2006. Such notice must contain the information required by the Company’s By-Laws, and the presiding officer of the Annual Meeting may refuse to entertain any shareholder proposals that do not comply with these By-Law provisions.

      Any shareholder entitled to vote at an annual meeting of shareholders at which directors are to be elected may nominate a person for election to the Board of Directors by following the procedures in the Company’s By-Laws. In general, such nominations may be made by notice in writing to the Secretary of the Company received at the Company’s executive offices not less than 90 days prior to the date of the meeting. Such notice shall provide for each person the shareholder proposes to nominate all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, and, as to the shareholder, their name and address as they appear on the Company’s books and the class and number of shares of Kaydon’s capital stock beneficially owned. Any nomination not made in accordance with the procedures in the Company’s By-Laws shall be disregarded at the annual meeting of shareholders.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended requires each director and certain officers of Kaydon, and any person or entity that owns more than 10% of Kaydon common stock to file with the Securities and Exchange Commission, by a specified date, certain reports of ownership and changes in ownership of Kaydon’s common stock. Shareholders who own more than 10% of Kaydon common stock are required to furnish to Kaydon copies of all reports they file under Section 16(a). The Company prepares and files Section 16(a) reports on behalf of our officers and directors. The Sarbanes-Oxley Act of 2002 mandates that most of these reports under Section 16(a) must be filed by the second day after the event that gave rise to the required filing has occurred.
      Based upon a review of reports that were filed by Kaydon’s directors and officers and written representations from those directors and officers that no other reports were required, the Company believes that during fiscal year 2004 its directors and officers complied with all such requirements.
Code of Ethics
      The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s chairman, chief executive officer, president, chief financial officer, chief accounting officer, and any person who performs similar functions; and intends to satisfy the disclosure requirement under Item 10 of Form 8-K by posting such information on its Web site at www.kaydon.com. The Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees, which is available on the Company’s Web site at www.kaydon.com. Also the Company has adopted Corporate Governance Guidelines which are available on its Web site at www.kaydon.com and in print to any shareholder who requests them.

OTHER ITEMS OF BUSINESS
      Management does not intend to present any further items of business to the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

JOHN F. BROCCI
Secretary
April 4, 2005
PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

P R O X Y

KAYDON CORPORATION

Annual Meeting of Shareholders, May 6, 2005

Solicited on Behalf of the Board of Directors of Kaydon Corporation

     The undersigned hereby appoints BRIAN P. CAMPBELL and JOHN F. BROCCI, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of Kaydon Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at the Courtyard By Marriott, 3205 Boardwalk, Ann Arbor, Michigan on Friday, May 6, 2005 at 11:00 AM, Eastern time, and at any adjournment thereof.

     David A. Brandon, Brian P. Campbell, James O’Leary, Thomas C. Sullivan and B. Joseph White have been nominated for election as Directors. Your vote for the five directors may be indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no contrary specification is indicated, this proxy will be voted FOR the election of all nominees as Directors. To insure this proxy is properly executed, each stockholder should review the Proxy Statement section entitled Quorum and Vote Requirements, and the vote requirements described in the sections relative to Proposal No. 2 the Proxy Statement before marking this card.

(Continued and to be dated and signed on the reverse side.)

KAYDON CORPORATION
P.O. BOX 11079
NEW YORK, N.Y. 10203-0079

êDETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNETê

Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

This Proxy is solicited on behalf of the Board of Directors of the Company.

1. Election of a Board of Directors for a term of one year:

FOR all nominees (except as listed to the contrary).	☐	AUTHORITY WITHHELD for all	☐	*EXCEPTION	☐

*Exception_______________________________________
(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “*Exceptions” box and write that nominee’s name in the space provided above.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of the Company’s independent registered public accountants for 2005; and	☐	☐	☐

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.	☐	☐	☐

	To change your address, please mark this box.			☐

	To include any comments, please mark this box.			☐

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT YOUR VOTE WILL BE COUNTED.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.
	Date Share Owner sign here	Co-Owner sign here